UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

December 10, 2009
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 15 page document.

EXPLANATORY STATEMENT

On the Segment Results for the second quarter and six months ended October 31, 2009 and 2008 Footnote “(A)” was removed from the lines “Intangible Asset Impairment” and “Operating Income”.

ITEM 7.01: REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On December 10, 2009, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the second quarter of fiscal year 2010. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No. Description

99.1    Press release dated December 10, 2009  titled “John Wiley & Sons Announces Second Quarter Fiscal Year 2010 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Announces Second Quarter Fiscal Year 2010 Results

•	Second quarter revenue growth of 3% on currency neutral basis; +4% reported
•	Adjusted EPS growth of 18% on currency neutral basis; +37% including foreign exchange; both exclude unusual charge of $0.14 per share ($8 million) for impairment of B2B business in Germany
•	Operating income growth of 11% on a currency neutral basis; +24% including FX; both exclude unusual charge
•	Second quarter revenue growth by segment, excluding FX: STMS -3%, P/T +10%, HE +14%
•	First half revenue flat on reported basis; adjusted EPS growth of 16%; +9% excluding FX; both exclude unusual charge
•	Reiterating full-year outlook of revenue growth in all three businesses; reported EPS growth in mid-to-high teens, excluding unusual charge
			Change
$ millions	Q210	Q209	Excluding FX	Including FX
Revenue	$448	$432	3%	4%
Adjusted EPS Reported EPS	0.92 0.78	0.67 0.67	18% (3%)	37% 16%

Hoboken, NJ, December 10, 2009 – John Wiley & Sons, Inc. (NYSE: JWa and JWb) announced today that revenue for the second quarter of fiscal year 2010 grew 3% on a currency neutral basis, or 4% including the effect of favorable foreign exchange.  Strong growth in Professional/Trade (P/T) and Higher Education (HE) was partially offset by softness in Scientific, Technical, Medical and Scholarly (STMS) due to the timing of journal publications and lower advertising revenue.

For the quarter, adjusted earnings per share (EPS) rose 18% on a currency neutral basis, or 37% including the effect of favorable foreign exchange.  Adjusted EPS excludes a $0.14 per share ($11 million pretax, $8 million after-tax) unusual charge for the impairment of GIT Verlag, a B2B controlled circulation magazine business based in Germany.  The Company is exploring options to improve the performance of the business in a difficult advertising environment. EPS on a reported basis increased 16%, but declined 3% on a currency neutral basis.

Adjusted operating income for the quarter rose 11% on a currency neutral basis and 7% on a reported basis.   The increase is principally due to top-line growth, synergies related to the Blackwell integration and prudent expense management.

Revenue for the first six months of fiscal year 2010 advanced 2% on a currency neutral basis, or less than 1% including the unfavorable effect of foreign exchange.  Adjusted EPS for the first six months rose 16% to $1.37, or 9% excluding favorable foreign exchange. Reported EPS for the first half of fiscal year 2010 increased 5% to $1.24, including the impairment charge.

“Our unique collection of businesses and global market reach continue to provide competitive advantage for Wiley,” said William J. Pesce, President and CEO.  “While STMS experienced some softness in the quarter due to the timing of journal publications and lower advertising revenue, we are pleased to report several license renewals with customers  in the US, Japan, Korea, Taiwan, Russia, Austria and Australia.  New licenses were signed in Germany, Saudi Arabia, Australia and Tunisia.  Through October 31, 2009, cash collections for the calendar year 2010 subscription period are approximately $20 million greater than the comparable prior year period.  While it is still early in the renewal process, we are cautiously optimistic that calendar year 2010 renewals will be as we expected.  In addition, we signed new contracts with societies to publish ten journals and renewed contracts to publish twelve journals.  We did not lose any society publishing contracts in the quarter.”

Mr. Pesce continued:  “In P/T, we are realizing the benefits of improved inventory management at major accounts, as the holiday season approaches.  New business added through our collaboration with Meredith and the Graduate Management Admissions Council (GMAC) is contributing to the year-on-year growth . Our Higher Education business is performing very well on the strength of a strong frontlist and the success of WileyPLUS.”

Mr. Pesce added: “Wiley is benefiting from investments in enabling technology.  For example, in September WileyPLUS reached a significant milestone as our one-millionth user gained access to this innovative suite of teaching and learning resources.  In P/T, ebook revenue increased with the   development of new partnerships.  In STMS, double-digit sales increases were recorded by online books, the Cochrane Library (online, evidence-based research), ArticleSelect (pay-per-view), Current Protocols (online reference for laboratory-based researchers), and various databases.”

Mr. Pesce concluded, “Based on first half results, market conditions and leading indicators, we reiterate our guidance of full-year revenue growth for each of our businesses on a currency neutral basis.  We anticipate EPS growth, excluding the unusual charges associated with GIT Verlag, in the mid-to-high teens, from the $2.15 per share reported in fiscal year 2009.”

Unusual Charge for Asset Impairment
After performing a strategic review of certain non-core businesses within STMS, Wiley concluded that GIT Verlag – a B2B German-language, controlled circulation magazine business acquired in 2002 – would not fully realize the value of the assets carried on the balance sheet.  As a result, the assets were partially written down by $11 million ($8 million after-tax) to reflect their estimated fair value.  The Company is exploring options to improve the performance of the business in a difficult advertising environment. Upon completion and communication of business realignment plans in the third quarter, the Company expects to record a pre-tax restructuring charge of approximately $2 million.

The foregoing and following references to “currency neutral basis” and “excluding foreign exchange” exclude the effect of foreign exchange transactions and translations.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	Second quarter revenue -3% and six-month revenue -1% on currency neutral basis
•	Second quarter and six-month contribution to profit on a currency neutral basis -5% (excluding impairment charge of $11 million for GIT Verlag)
•	Signed new contracts in the quarter to publish 10 society journals; renewed or extended contracts for 12 journals; none were lost.
•	Early journal license renewals as expected – several major consortia agreements completed around the world

Global STMS revenue for the second quarter of fiscal year 2010 declined 1% to $251 million, or 3% excluding favorable foreign exchange.  The negative impact of the timing of journal publications, lower individual subscription revenue and lower advertising revenue were partially offset by increased backfile and commercial journal reprint revenue.

The adjusted direct contribution to profit for the second quarter increased 2% to $107 million, but fell 5% excluding favorable foreign exchange.  Adjusted direct contribution to profit excludes an $11 million charge related to the GIT Verlag impairment.  The decline reflects top-line results and increased costs to support new business, partially mitigated by lower accrued incentive compensation and expense savings.  Direct contribution to profit on a reported basis, which includes the impairment charge, declined 9%.

For the six months, global STMS revenue was down 3% to $480 million, or 1% excluding unfavorable foreign exchange.  Growth in journal subscription revenue and other journal publishing revenue was offset by lower advertising and backfile revenue.  It is noteworthy that subscription journal revenue increased 6% on a currency neutral basis for the ten-month calendar period ended October 31, 2009.  Books were down 6%, on a currency neutral basis due to the transfer of certain books to HE and a reserve released in the prior year.  Excluding these items, book revenue was flat.  In the US, sales of print books were down, but online books increased over prior year.

Adjusted direct contribution to profit for the first half was flat, but declined 5% on a currency neutral basis due to lower revenue, increased costs associated with new business and a prior year bankruptcy settlement receipt, partially mitigated by expense savings, lower production costs and reduced accrued incentive compensation. Direct contribution to profit for the first half of fiscal year 2010 on a reported basis, which includes the impairment charge, declined 6%.

Calendar Year 2010 Journal License Renewals
In the US, Wiley completed journal license renewals with several key library consortia. While   government agency customers have been cautious regarding their budgets, corporate sales have improved.  Leading indicators in EMEA are positive, particularly in the UK, France, Austria, Russia, Germany, Spain, Italy and most of Eastern Europe.  Market conditions are difficult in Greece and Ireland.   In the Asia-Pacific region, new licenses have been concluded with consortia in Australia, Japan, Korea and Taiwan.

Journals
For the quarter, journal revenue declined $7 million on a currency neutral basis mainly due to the timing of journal publications, lower member subscriptions and lower advertising revenue.  On a calendar year basis (through October 31, 2009), subscription revenue increased 6% over prior year, excluding foreign exchange.  Other journal income, such as backfiles, ArticleSelect and commercial reprints increased.

Society Journal Activity
•	New signings: 10 journals in the second quarter; 24 year-to-date
•	Renewed/extended contracts: 12 journals in the second quarter; 34 year-to-date
•	Contracts not renewed: 0 journals in the second quarter; 2 year-to-date

Key New Journals
•
Four academic journals of the Royal Pharmaceutical Society of Great Britain, which were previously self-published (Journal of Pharmacy and Pharmacology, International Journal of Pharmacy Practice, Focus on Alternative and Complementary Therapies, and Journal of Pharmaceutical Health Services Research)

•	Equine Veterinary Journal and Equine Veterinary Education, previously self- published by the British Equine Veterinary Association
•	Contemporary Accounting Research and Accounting Perspectives, previously self-published by the Canadian Academic Accounting Association
•	Steel Research International on behalf of the German Steel Makers Association

Books and Reference
Books and reference revenue for the quarter was flat with prior year on a currency neutral basis.  Approximately $1 million of revenue relates to books transferred to HE.  In addition, a sales return reserve was released in the prior year period. Excluding the effect of these items and foreign exchange, book sales grew 5%.

Alliances
•
An agreement was signed with Chemical Industry Press (Beijing, China) to publish a co-branded Wiley-CIP series imprint.  The collaboration will focus on a series of English-language advanced textbooks and reference books for a global readership of post-graduates, researchers and practitioners in engineering, materials science and chemistry, with the potential to expand into other areas.

•	An agreement was signed with Scrivener Publishing, an engineering book publisher, to co-publish and distribute their books globally. The program will publish 15-20 books per year. The target market includes researchers in the technical and applied sciences.

Nobel Laureates
•	Two of the three winners of the 2009 Nobel Prize in Chemistry (Professors Thomas Steitz and Ada Yonath) are Wiley authors
•	The Nobel Prize for Economics (the Sveriges Riksbank Prize in Economic Sciences) was awarded jointly to Professors Elinor Ostrom and Oliver Williamson, both of whom are Wiley authors
•
Two of the three winners of the Nobel Prize in Physiology or Medicine for 2009 (Professors Elizabeth Blackburn and Carol Greider) previously received the Wiley Prize in Biomedical Sciences.  Since the Wiley Prize was launched in 2002, five winners have gone on to win the Nobel Prize or the Lasker Prize

PROFESSIONAL/TRADE (P/T)
•	Second quarter revenue growth +10% and six-month revenue growth +2%, both on a currency neutral basis
•	Second quarter contribution to profit +14% and six-month contribution to profit up +7, both on a currency neutral basis
•	Strong publishing program and recent partnerships drove second quarter growth

Global P/T revenue grew 9% to $120 million in the second quarter of fiscal year 2010, or 10% excluding unfavorable foreign exchange.  Sales growth was strongest in the US, UK, Germany and Australia.  In Asia, double-digit sales growth was recorded in China, Malaysia, the Philippines and Thailand, partially offset by softness in Hong Kong and India.  Categories experiencing the most growth include consumer, business, architecture, psychology and education.  Noteworthy drivers include the new Meredith and GMAC agreements, Food Network TV authors, Cliffsnotes and ebooks.  Retail sell through is improving, while inventory levels increased at some major accounts in anticipation of the holiday season.

Direct contribution to profit rose 13% to $35 million for the second quarter of fiscal year 2010, or 14% excluding unfavorable foreign exchange.  Top-line results and expense savings contributed to the performance.

For the six months, global P/T revenue of $210 million was flat with prior year, but up 2% excluding unfavorable foreign exchange.  Strong second quarter results due to increased sell-through at some accounts and revenue related to the Meredith and GMAC agreements more than offset weak first quarter results.  All regions exhibited growth.  Direct contribution to profit was up 4% in the first half, or 7% on a currency neutral basis, due to higher revenue and expense savings.

Notable Alliances
•
The Great Place to Work® Institute and Wiley will collaborate on a training package and two books. The Institute has been developing the annual “FORTUNE 100 Best Companies to Work For” list for twenty years and is known around the world for its research-based models and accessible best practices.

Notable New Books
•
Business and Finance: Erik Qualman, Socialnomics: How Social Media Transforms the Way We Live and Do Business; Chris Brogan and Julien Smith, Trust Agents: Using the Web to Build Influence, Improve Reputation, and Earn Trust; Brian Halligan, Dharmesh Shah and David Meerman Scott, Inbound Marketing: Get Found Using Google, Social Media and Blogs; David Borgenicht and Mark Joyner, The Worst-Case Scenario Business Survival Guide; Marc Benioff and Carlye Adler, Behind the Cloud: The Untold Story of How Salesforce.com Went from Idea to Billion-Dollar Company and Revolutionized an Industry, which debut October 29 at #12 on the Wall Street Journal non-fiction bestseller list.  In leadership, Wiley published Seven Lessons for Leading in a Crisis by Harvard Business School professor and former Medtronic Chairman Bill George, which was on the Wall Street Journal business books bestseller list for five consecutive weeks.  Peter Schiff's Crash Proof 2.0 hit major bestseller lists in the second quarter, including the New York Times Business and Wall Street Journal lists.

•
Psychology: Essentials of WAIS®-IV Assessment edited by Elizabeth O. Lichtenberger and Alan S. Kaufman and Handbook of Neuroscience for the Behavioral Sciences edited by Gary G. Berntson (Ohio State University) and John T. Cacioppo.

•
Technology: Windows 7 For Dummies by Andy Rathbone; Windows 7 All-In-One For Dummies by Woody Leonhard; and Window7 Secrets by Paul Thurott, which has been on Amazon’s Top 100 computer and Internet list every day since it published.  Released in October with the print book, the Windows 7 For Dummies DVD is a 120-minute instructional video that outlines the new features of the operating system.  Released in October, the iPhone Developer Reader is a mobile application that allows users to read books on their iPhone.  In addition to having the content in a portable format, the device allows users to copy and share programming code from the book, bookmark and highlight passages and view images at full screen size.

•	Education: Feeding Baby Green by Dr. Alan Greene, the follow-up to Raising Baby Green
•
Consumer: Cracking Codes & Cryptograms For Dummies leverages the release of Dan Brown’s The Lost Symbol; the CliffsNotes imprint released Defining New Moon, an innovative book that teaches standardized test vocabulary words through the blockbuster novel New Moon.  The second and third books in Wiley’s agreement with the GMAC were published

•
Culinary:  The quarter featured books by top Food Network stars: Ellie Krieger’s So Easy and Sandra Lee’s Weeknight Wonders, Money-Saving Slow Cooking and Cocktail Time.  Other key books included Rose Levy Beranbaum’s Rose’s Heavenly Cakes, Marcus Samuelsson’s New American Table, Paula Wolfert’s Mediterranean Clay Pot Cooking, Mark Peel’s New Classic Family Dinners and Weight Watchers New Complete Cookbook, Momentum edition.

•
Architecture:  Form and Forces, a new book by best-selling author Edward Allen, released in September.    In September, Wiley published the 3rd edition of Francis D.K. Ching’s Building Codes Illustrated, co-branded with the International Code Council.

Online Initiatives/eBooks
•
Frommer’s Unlimited launched Frommer’s destination guides on Canada.com; unveiled destination guides on the UK meta search engine Travelsupermarket; created custom leisure and business events for a high-profile British Airways ad campaign microsite; launched an innovative trip planning tool with Eurostar; and integrated multilingual events content and weather charts into an Air France desktop widget.

•
eBook agreements were signed with Barnes and Noble (Nook), EBooks.com, Ingram Digital and Scrollmotion (Apple’s preferred eBook vendor).  Existing agreements include Amazon (Kindle), Sony (eReader) and Mobipocket.

HIGHER EDUCATION (HE)
•	Second quarter revenue +14% and six month revenue +15% both on a currency neutral basis
•	Second quarter contribution to profit +24% and six month contribution to profit +28% both on a currency neutral basis
•	Sales driven by strong frontlist and WileyPLUS
•	WileyPLUS surpasses one-million users

Second quarter HE revenue grew 14% to $77 million including and excluding favorable foreign exchange.  Strong growth occurred in every region and in every subject category.  By region, on a currency neutral basis:  Americas (+13%), Asia (+8%) and EMEA (+11%).  Contributing to the results were a strong frontlist, particularly in accounting and mathematics, increased enrollment, WileyPLUS, custom publishing and revenue associated with books transferred from STMS to HE.

Direct contribution to profit grew 24% in the second quarter to $28 million, reflecting top-line results and increased sales of higher margin digital products.

For the six months, global HE revenue was up 13% compared to prior year, or 15% excluding unfavorable foreign exchange.  Strong growth was reported in all regions and all subject categories.  Excluding revenue associated with books transferred from STMS to HE and unfavorable foreign exchange, revenue growth for the first half was 14%.  Direct contribution to profit was up 25% in the first half, or 28% on a currency neutral basis, primarily due to top-line growth.

Six Month Results by Subject Category (currency neutral)
•
In Business and Accounting, revenue exceeded prior year by 18%.  A strong accounting frontlist continues to drive growth, specifically. Kieso: Intermediate Accounting 13e, Kimmel: Financial Accounting 5e and Weygandt: Accounting Principles 9e.

•	In Engineering and Computer Science, revenue exceeded prior year by 28%. Key books included Munson: Fluid Mechanics, Turban: Information Management and Fitzgerald: Data Communications.
•	In Mathematics and Statistics, revenue exceeded prior year by 39%. Key books included Hughes Hallett: Calculus, Anton: Calculus, Boyce: Elementary Differential Equations and Young: College Algebra
•	In Sciences, revenue exceeded prior year by 8%. Growth was attributed to Cutnell: Physics, Berg: Visualizing Environmental Science and Jenkins: Anatomy and Physiology.
•	In Social Sciences, revenue exceeded prior year by 23%. Key books included Huffman: Psychology, deBlij: Concepts Geography, Kring: Abnormal Psychology and Lucas Murillo: Con Brio – Beginning Spanish.

WileyPLUS and eTextbooks
•	Global year-to-date billings increased 43% over prior year
•	Deferred WileyPLUS revenue at quarter end was $9 million
•	Digital-only sales represent one-third of WileyPLUS sales
•	In Asia, the number of students using WileyPLUS increased significantly
•	Wiley eTextbook sales are up significantly through CourseSmart. Over 500 Wiley HE books are now available through the online textbook distributor.

Notable Alliances
•
National Geographic Society (NGS):  Pilot program signed for custom initiative that will allow customers to choose from over 100 additional pieces of NGS magazine articles and some maps. Customers can combine them with Wiley’s Geosciences books to create a more customized and engaging learning solution for instructors and students.

•	Microsoft Official Academic Course (MOAC) revenue exceeded prior year by 32%, led by operating systems and server books.

RFID Project
•	Many of Wiley’s textbooks will now contain embedded Radio Frequency Identification (RFID) tags that will:
•	Increase bookstore sell-through by reducing the supply of reimported, pirated, hurt and comp copies
•	Enhance business intelligence to enforce returns policy such as no-return agreements and returns attempted after our stated returns period
•
Improve customer experience by reducing shipping errors.  The presence of RFID hardware and systems in Wiley’s distribution centers will enable us to validate the contents of shipments as they are fulfilled, thereby reducing shipping errors and the costs associated with correcting them.

Conference Call
Wiley will hold a conference call today, December 10, 2009 at 10 a.m. (EST) to discuss its financial results for the second quarter of fiscal year 2010.

To participate in the conference call, please dial the following number approximately ten minutes prior to the 10:00 a.m. start time:  (866) 200-6965 and enter the participant code 645732#.  International callers, please dial the following number approximately ten minutes prior to the 10:00 a.m. start time: (212) 659-4245 and enter the participant code 645732#.

You may also listen to a live audio webcast of the call by accessing www.wiley.com> Investor Relations> Events and Presentations, or  http://www.wiley.com/WileyCDA/Section/id-370238.html

A replay of the conference call will be available through December 17th and may be accessed by calling (866) 206-0173 and entering pin code 249418#.   Additionally, an archive of the webcast will be available at 1 p.m. on Thursday, December 10 at http://www.wiley.com/WileyCDA/Section/id-370238.html for a period of up to 14 days.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 400 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

Investor Relations: http://www.wiley.com/WileyCDA/Section/id-370238.html

JOHN WILEY & SONS, INC.
SUMMARY OF OPERATIONS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2009 AND 2008
(in thousands, except per share amounts)

	US GAAP

	Second Quarter Ended October 31,			Six Months Ended October 31,
	2009	2008	% Change	2009	2008	% Change
Revenue	$447,958	431,941	4%	836,333	833,648	0%

Costs and Expenses
Cost of Sales	138,770	136,527	2%	260,306	263,886	-1%
Operating and Administrative Expenses	213,383	215,713	-1%	415,496	435,792	-5%
Intangible Asset Impairment	11,498	-		11,498	-
Amortization of Intangibles	8,993	9,515	-5%	18,069	19,420	-7%

Total Costs and Expenses	372,644	361,755	3%	705,369	719,098	-2%

Operating Income	75,314	70,186	7%	130,964	114,550	14%
Operating Margin	16.8%	16.2%		15.7%	13.7%

Interest Expense	(8,903)	(13,312)	-33%	(17,826)	(26,297)	-32%
Foreign Exchange Gains / (Losses)	(938)	(3,561)	-	(10,693)	(4,019)	-
Interest Income and Other, Net	111	895		256	6,004

Income Before Taxes	65,584	54,208	21%	102,701	90,238	14%

Provision for Income Taxes	19,327	14,098		29,567	19,909

Net Income	$46,257	40,110	15%	73,134	70,329	4%

Income Per Share- Diluted	$0.78	0.67	16%	1.24	1.18	5%

Average Shares - Diluted	59,235	59,772		59,166	59,839

	ADJUSTED

	Second Quarter Ended October 31,			Six Months Ended October 31,
	2009	2008	% Change	2009	2008	% Change
Revenue	$447,958	431,941	4%	836,333	833,648	0%

Costs and Expenses
Cost of Sales	138,770	136,527	2%	260,306	263,886	-1%
Operating and Administrative Expenses	213,383	215,713	-1%	415,496	435,792	-5%
Amortization of Intangibles	8,993	9,515	-5%	18,069	19,420	-7%

Total Costs and Expenses	361,146	361,755	0%	693,871	719,098	-4%

Adjusted Operating Income (A)	86,812	70,186	24%	142,462	114,550	24%
Adjusted Operating Margin (A)	19.4%	16.2%		17.0%	13.7%

Interest Expense	(8,903)	(13,312)	-33%	(17,826)	(26,297)	-32%
Foreign Exchange Gains / (Losses)	(938)	(3,561)	-	(10,693)	(4,019)	-
Interest Income and Other, Net	111	895		256	6,004

Adjusted Income Before Taxes (A)	77,082	54,208	42%	114,199	90,238	27%

Adjusted Provision for Income Taxes (A)	$22,661	14,098		32,901	19,909

Adjusted Net Income (A)	54,421	40,110	36%	81,298	70,329	16%

Adjusted Income Per Share- Diluted	$0.92	0.67	37%	1.37	1.18	16%

Average Shares - Diluted	59,235	59,772		59,166	59,839

(A)	Excludes intangible asset impairment charge of $11.5 million pre-tax or $8.2 million after-tax ($0.14 per diluted share) for the second quarter and six months ending October 31, 2009.
Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
SEGMENT RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2009 AND 2008
(in thousands)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2009	2008	% Change	2009	2008	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$250,772	$254,016	-1%	$480,225	$494,365	-3%
Professional/Trade	120,247	110,412	9%	209,926	209,926	0%
Higher Education	76,939	67,513	14%	146,182	129,357	13%
Total	$447,958	$431,941	4%	$836,333	$833,648	0%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly
Adjusted Direct Contribution to Profit (A)	$106,996	$104,741	2%	$200,901	$201,515	0%
Intangible Asset Impairment	(11,498)	-		(11,498)	-
Scientific, Technical, Medical and Scholarly – US GAAP	95,498	104,741	-9%	189,403	201,515	-6%

Professional/Trade	34,864	30,969	13%	51,298	49,254	4%
Higher Education	27,784	22,489	24%	53,405	42,571	25%
Total	$158,146	$158,199	0%	$294,106	$293,340	0%

Shared Services and Administrative Costs

Distribution	$(27,419)	$(29,353)	-7%	$(54,445)	$(58,536)	-7%
Technology Services	(24,597)	(23,534)	5%	(47,240)	(49,568)	-5%
Finance	(10,253)	(12,527)	-18%	(20,706)	(24,150)	-14%
Other Administration	(20,563)	(22,599)	-9%	(40,751)	(46,536)	-12%
Total	(82,832)	(88,013)	-6%	$(163,142)	$(178,790)	-9%

Operating Income	$75,314	70,186	7%	$130,964	$114,550	14%

(A)	Excludes intangible asset impairment charges of $11.5 million for the second quarter and six months ending October 31, 2009.
Note: Management responsibility and reporting of certain Professional Trade and Higher Education product lines were realigned as of May 1, 2009.  Prior year results have been restated for comparative purposes.

JOHN WILEY & SONS, INC.
CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	October 31,		April 30,
	2009	2008	2009

Current Assets
Cash & cash equivalents	$61,127	31,392	102,828
Accounts receivable	229,302	217,179	178,550
Inventories	105,741	111,324	111,267
Prepaid and other	19,716	22,210	46,924
Total Current Assets	415,886	382,105	439,569
Product Development Assets	95,279	84,619	89,662
Property, Equipment and Technology	149,310	134,123	141,196
Intangible Assets	974,349	965,370	919,375
Goodwill	636,874	613,580	589,993
Deferred Income Tax Benefits	11,841	31,919	14,065
Other Assets	35,259	41,018	29,848
Total Assets	2,318,798	2,252,734	2,223,708

Current Liabilities
Accounts and royalties payable	187,081	174,794	160,275
Deferred revenue	107,873	78,585	246,584
Accrued income taxes	5,771	3,912	4,281
Accrued pension liability	2,614	2,287	2,483
Other accrued liabilities	99,508	98,272	115,844
Current portion of long-term debt	78,750	57,535	67,500
Total Current Liabilities	481,597	415,385	596,967
Long-Term Debt	774,426	943,908	754,900
Accrued Pension Liability	80,231	79,796	90,621
Other Long-Term Liabilities	89,218	91,062	91,292
Deferred Income Taxes	190,364	189,305	176,412
Shareholders' Equity	702,962	533,278	513,516
Total Liabilities & Shareholders' Equity	$2,318,798	2,252,734	2,223,708

JOHN WILEY & SONS, INC.
STATEMENTS OF FREE CASH FLOW
(in thousands)

	Six Months Ended
	October 31,
	2009	2008
Operating Activities:
Net income	$73,134	70,329
Amortization of intangibles	18,069	19,420
Amortization of composition costs	22,689	22,373
Depreciation of property, equipment and technology	19,383	16,525
Impairment of intangible assets, (net of tax)	8,164	-
Stock-based compensation (net of tax)	4,729	7,516
Excess tax benefits from stock-based compensation	(319)	(3,731)
Foreign exchange transaction losses	10,693	4,019
Pension expense, net of contributions	(12,103)	4,165
Non-cash charges and other	56,003	42,357
Change in deferred revenue	(161,935)	(225,031)
Net change in operating assets and liabilities	1,559	2,261
Cash Provided by Operating Activities, excluding acquisitions	40,066	(39,797)

Investments in organic growth:
Additions to product development assets	(67,791)	(57,112)
Additions to property, equipment and technology	(20,408)	(18,133)

Free Cash Flow	(48,133)	(115,042)

Other Investing and Financing Activities:
Acquisitions, net of cash	(4,271)	(21,026)
Repayment of long-term debt	(382,500)	(141,400)
Borrowings of long-term debt	413,276	302,664
Change in book overdrafts	(9,753)	(24,825)
Purchases of treasury stock	-	(19,258)
Cash dividends	(16,389)	(15,345)
Proceeds from issuance of stock on option exercises and other	1,922	8,265
Excess tax benefits from stock-based compensation	319	3,731
Cash (Used for) Provided by Investing and Financing Activities	2,604	92,806

Effects of Exchange Rate Changes on Cash	3,828	(5,683)

Increase in Cash and Cash Equivalents for Period	$(41,701)	(27,919)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(67,791)	(57,112)
Additions to property, equipment and technology	(20,408)	(18,133)
Acquisitions, net of cash	(4,271)	(21,026)
Cash Used for Investing Activities	$(92,470)	(96,271)

Financing Activities:
Cash (Used for) Provided by Investing and Financing Activities	$2,604	92,806
Less:
Acquisitions, net of cash	(4,271)	(21,026)
Cash (Used for) Provided by Financing Activities	$6,875	113,832

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ William J. Pesce
William J. Pesce
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: December 10, 2009